As filed with the Securities and Exchange Commission on January 27, 1996
                                                Registration No. 333- _______
=============================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
                              FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
        (Exact name of registrant as specified in its charter)

    DELAWARE               155 NORTH LAKE AVENUE               13-2641992
(State or other             PASADENA, CA  91101             (I.R.S. Employer
jurisdiction of                (818) 304-8400              Identification No.)
incorporation or     (Address, including zip code, and
 organization)     telephone number, including area code,
                    of registrant's principal executive
                                  offices)

                               DAVID S. LOEB
                    PRESIDENT AND CHAIRMAN OF THE BOARD
                    COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           155 NORTH LAKE AVENUE
                            PASADENA, CA  91101
                               (818) 304-8400
                  (Name, address, including zip code, and
                   telephone number, including area code,
                           of agent for service)

                    ----------------------------------
                                 COPIES TO:

                         KENNETH R. BLACKMAN, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                       NEW YORK, NEW YORK  10004-1980
                               (212) 859-8000

                    ----------------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                    ----------------------------------
  IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE
  SECURITIES ACT OF 1993, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] __________

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] __________
  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                    ----------------------------------

                                  CALCULATION OF REGISTRATION FEE
====================================================================================================
TITLE OF EACH CLASS      AMOUNT TO BE      PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
OF SECURITIES TO BE    REGISTERED(1)(2)     OFFERING PRICE     AGGREGATE OFFERING   REGISTRATION FEE
   REGISTERED(1)	                    PER SHARE(1)(3)       PRICE (1)(3)
----------------------------------------------------------------------------------------------------
Common Stock,              215,433              $30.44              $6,557,781           $1,987.20
par value $.05
----------------------------------------------------------------------------------------------------

   (1)  Also incudes associated preferred stock purchase rights.
   (2)  Estimated solely for purposes of calculating the registration fee in connection with this
        Registration Statement and assumes certain adjustments to the number of shares of Common
        Stock to be received by the Selling Stockholder based on recent closing sales prices of the Common Stock.
   (3)  The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based on the average of the high and low price of shares of Common Stock as reported on the New York Stock Exchange on January 24, 1997
        (which date is within five business days prior to the date of the filing of this
        Registration Statement).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


          SUBJECT TO COMPLETION, DATED JANUARY 27, 1997

PROSPECTUS

               COUNTRYWIDE CREDIT INDUSTRIES, INC.
                 215,433 SHARES OF COMMON STOCK

     All of the shares of Common Stock, par value $.05 per share (the "Common Stock"), of Countrywide Credit Industries, Inc., a Delaware corporation (the "Company"), offered hereby (the "Shares") are being offered on behalf of the Employee Stock Ownership Trust (the "Selling Stockholder") of Leshner Financial, Inc. ("LFI"). The Shares are to be issued to the Selling Stockholder in exchange for shares of common stock of LFI in connection with the acquisition by the Company in a private transaction of all of the outstanding capital stock of LFI (the "Acquisition"). See "Selling Stockholder" and "Plan of Distribution."

     The Shares may be sold from time to time by the Selling Stockholder. Such sales may be made on the New York Stock Exchange ("NYSE"), the Pacific Stock Exchange or other Exchanges (if the Common Stock is listed for trading thereon) or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions;
(ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) privately negotiated transactions.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on the NYSE and the Pacific Stock
Exchange under the trading symbol "CCR." On _____________, 1997, the closing sales price per share of the Common Stock, as reported by the NYSE, was $___________.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

        The date of this Prospectus is ________ __, 1997.

                           [REDHERRING]

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA.
NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR
ADEQUACY OF THIS DOCUMENT.

                      AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information concerning the Company can be inspected and copied at prescribed rates at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site (http://www.sec.gov) from which such reports, proxy statements and other information concerning the Company may be obtained. Such reports, proxy statements and other information may also be inspected at the offices of the following stock exchanges on which the Company's Common Stock is listed: the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California 94104.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 1996; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1996, August 31, 1996 and November 30, 1996; (c) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the SEC on November 24, 1982; and (d) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the SEC on February 12, 1988.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered; upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein or therein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Countrywide Credit Industries, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137 (telephone (818) 304-8400), Attention: Investor Relations.

                           THE COMPANY

     Countrywide Credit Industries, Inc. (the "Company") is a holding company which, through its principal subsidiary, Countrywide Home Loans, Inc. ("CHL"), is engaged primarily in the mortgage banking business. The Company, through its other wholly-owned subsidiaries, offers products and services complementary to its mortgage banking business. A subsidiary of the Company trades with other broker-dealers and institutional investors mortgage-backed securities and other mortgage-backed assets. The Company has a subsidiary which acts as an agent in the sale of homeowners, fire, flood, earthquake, mortgage life and disability insurance to CHL's mortgagors in connection with CHL's mortgage banking operations. Another subsidiary of the Company earns fee income by brokering servicing contracts owned by other mortgage lenders and loan servicers. The Company also has a subsidiary that acts as a provider of various title insurance and escrow services in the capacity of an agent rather than an underwriter. On _________, 1997, the Company acquired all of the outstanding capital stock of LFI in the Acquisition in exchange for _____ shares of Common Stock (representing $______ in market value based on the closing price of the Common Stock as reported on the NYSE on ________, 1997). LFI operates through its wholly owned subsidiaries as a broker-dealer, an investment advisor and fund manager and also as a service provider for unaffiliated mutual funds.

     CHL (formerly Countrywide Funding Corporation), the principal subsidiary of the Company, is engaged primarily in the mortgage banking business and as such originates, purchases, sells and services mortgage loans. CHL's mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- (one to four) family residences. CHL also offers home equity loans both in conjunction with newly produced first-lien mortgages and as a separate product and sub-prime credit quality first-lien single-family mortgage loans. The principal sources of revenue of CHL are: (i) loan origination fees; (ii) gains from the sale of loans, if any; (iii) interest earned on mortgage loans during the period that they are held by CHL pending sale, net of interest paid on funds borrowed to finance such mortgage loans; (iv) loan servicing fees; and (v) interest benefit derived from the custodial balances associated with CHL's servicing portfolio.

     CHL produces mortgage loans through three separate divisions. The Consumer Markets Division originates loans using direct contact with consumers through its nationwide network of retail branch offices and its telemarketing systems. Through its Wholesale Division, CHL originates loans through and purchases loans from mortgage loan brokers. Through the Correspondent Division, CHL purchases loans primarily from other mortgage bankers, commercial banks, savings and loan associations, credit union and other financial intermediaries. CHL customarily sells all loans that it originates or purchases. Substantially all loans sold by CHL are sold without recourse, subject, in the case of loan guaranties by the Veterans Administration, to the limits of such guaranties.

     CHL services on a non-recourse basis substantially all of the mortgage loans that it originates or purchases. In addition, CHL purchases bulk servicing contracts, also on a non-recourse basis, to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. CHL receives fee income for servicing mortgage loans ranging generally from 1/4% to 1/2% per annum on the declining principal balances of the loans. CHL has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

     CHL's principal financing needs are the financing of loan funding activities and the investment in servicing rights. To meet these needs, CHL currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage-backed securities, repurchase agreements, subordinated notes, unsecured notes, pre-sale funding facilities and cash flows from operations. In the past, CHL has utilized whole loan repurchase agreements, servicing secured bank facilities, direct borrowings from its revolving credit facility, privately-placed financings and contributions from the Company of the proceeds of public offerings of preferred and common stock.

     Countrywide Asset Management Corp. ("CAMC"), a wholly owned subsidiary of the Company, currently manages a publicly traded real estate investment trust, CWM Mortgage holdings, Inc. ("CWM"). All CWM management and other personnel are employed by CAMC and CWM pays CAMC base and incentive fees under a management contract. On November 4, 1996, the Company announced that CWM and the Company had reached a preliminary understanding on restructuring the business relationship between the two companies. In substance, CWM will acquire the operations and employees of CAMC, and in return, the Company will receive a significant equity position in CWM. The proposed transaction is to be structured as a merger of CAMC with and into CWM, with the Company to receive approximately 3.6 million newly issued common shares of CWM common stock (approximately $74.2 million based on the closing price of CWM's common stock on the NYSE on January 21, 1997), subject to adjustment based on the market price of CWM common stock prior to closing. As of the date of this Prospectus, a definitive agreement with respect to the proposed transaction has not been executed, and there can be no assurance that the proposed transaction will be consummated.

     The Company is a Delaware Corporation, and was originally incorporated in New York under the name of OLM Credit Industries, Inc. in 1969. Its principal executive offices are located at 155 North Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137, and its telephone number is (818) 304-8400.

                         USE OF PROCEEDS


     Since this Prospectus relates to the offering of Shares by the Selling Stockholder; the Company will not receive any proceeds from the sale of the Shares offered hereby. See
"Selling Stockholder."

                       SELLING STOCKHOLDER


     The Employee Stock Ownership Trust of LFI (the "ESOP") is the Selling Stockholder. The Shares were issued to the Selling Stockholder in exchange for shares of common stock of LFI in connection with the acquisition by the Company of all of the outstanding capital stock of LFI. The registration effected hereby is being effected pursuant to certain registration rights granted by the Company in connection with the Acquisition. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of the Common Stock, the Selling Stockholder has not had any material relationship with the Company within the past three years.

                                                                        SHARES OWNED
                          SHARES OWNED                                 UPON COMPLETION
                      PRIOR TO THE OFFERING    NUMBER OF SHARES        OF THE OFFERING
                     NUMBER OF    PERCENTAGE   BEING OFFERED IN   NUMBER OF    PERCENTAGE
IDENTITY OF OWNER     SHARES       OF CLASS      THE OFFERING      SHARES       OF CLASS
-----------------     ------       --------      ------------      ------       --------
ESOP                  215,433          *            215,433           0             0

_____________
*  Does not exceed 1% of the total.


                  DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 240,000,000 shares of Common Stock, par value $.05 per share, and 1,500,000 shares of Preferred Stock, par value $.05 per share. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is part.

COMMON STOCK

     As of January 21, 1997, 104,508,527 shares of Common Stock were issued and outstanding. Each holder of record of Common Stock is entitled to one vote per share on all matters submitted to a vote of holders. Dividends may be paid to the record holders of Common Stock when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor, and each share of Common Stock is entitled to share equally therein and in other distributions to holders of Common Stock, including distributions upon liquidation, dissolution or winding up of the Company. The Common Stock carries no preemptive rights, conversion or subscription rights, redemption provisions, sinking fund provisions or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

     In February 1988, the Board of Directors declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Common Stock. As the result of stock splits and stock dividends, 0.399 of a Right is presently associated with each outstanding share of Common Stock and the same fraction of a Right will be associated with each share of Common Stock issued prior to the Distribution Date (as defined below). Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock, par value $0.05 per share, of the Company (the "Series A Preferred Stock"), at a price of $145, subject to adjustments in certain cases to prevent dilution.

     The Rights are evidenced by the Common Stock certificates and are not exercisable or transferable, apart from the Common Stock, until the date (the "Distribution Date") of the earlier of a public announcement that a person or group, without prior consent of the Company, has acquired 20% or more of the Common Stock (an "Acquiring Person"), or ten days (subject to extension by the Board of Directors) after the commencement of a tender offer made without the prior consent of the Company.

     In the event a person becomes an Acquiring Person, then each Right (other than those owned by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock, or the equivalent thereof, which, at the time of such transaction, would have a market value of two times the exercise price of the Right. The Board of Directors may delay the exercisability of the Rights during the period in which they are exercisable only for Series A Preferred Stock (and not Common Stock).

     In the event that, after a person had become an Acquiring Person, the Company is acquired in a merger or other business combination, as defined for the purposes of the Rights, each Right (other than those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock, or the equivalent thereof, of the other party (or publicly traded parent thereof) to such merger or business combination which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights expire on the earlier of February 28, 2002, the consummation of certain merger transactions or the optional redemption by the Company prior to any person becoming an Acquiring Person.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such Preferred Stock. At the time that any series of Preferred Stock is authorized, the Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of such series, as well as the number of shares constituting such series and the designation thereof.

     The only series of Preferred Stock currently authorized by the Board of Directors for issuance is the Series A Preferred
Stock in connection with the exercise of Rights.  See "-Preferred
Stock Purchase Rights."

     The Board of Directors could, without stockholder approval, cause the Company to issue Preferred Stock which has voting, conversion and other rights which could adversely affect the holders of Common Stock or make it more difficult to effect a change in control of the Company. The Preferred Stock could be used to dilute the stock ownership of persons seeking to obtain control of the Company and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the stockholders of the Company. In addition, the Preferred Stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of Common Stock.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE COMPANY

     In addition to the Rights described above under "-Preferred Stock Purchase Rights" and the terms of any Preferred Stock that the Company may determine to issue as described above under "-Preferred Stock," certain other provisions of the Certificate of Incorporation and the Company's Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Certificate of Incorporation (i) provides for a three-year staggered Board of Directors, vacancies on which shall be filled by the Board of Directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of Common Stock, (ii) limits the Company's power to purchase shares of voting stock of the Company (capital stock having the right to vote generally on matters relating to the Company and any security which is convertible into such stock) from a five percent holder at a price in excess of its fair market value, unless such purchase is approved by a majority of these shares (unless a greater vote is required by law), excluding the vote of such five percent holder, (iii) prohibits action by written consent of the stockholders and (iv) provides that the Company's Bylaws may be amended by the Board of Directors or, with certain exceptions, a vote of two-thirds of the voting shares and further provides that a two-thirds vote of all voting shares of the Company is required to amend the provisions of the Certificate of Incorporation referred to in this sentence, unless such amendment has been approved by two-thirds of the Board of Directors and a majority of the continuing directors (directors who became members of the Board of Directors prior to the time when any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder). The Company's Bylaws provide that special meetings of the stockholders may be called only the directors and limits the business which may be transacted at such meetings to those matters set forth in the request of the proposed meeting.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The
Bank of New York.


                      PLAN OF DISTRIBUTION

     The Selling Stockholder is offering the Shares for its own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

     The Shares may be sold from time to time by the Selling Stockholder. Such sales may be made on the NYSE, the Pacific Stock Exchange or other Exchanges (if the Common Stock is listed for trading thereon) or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) privately negotiated transactions.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7 which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholder.

     There can be no assurance that the Selling Stockholder will sell any or all of the Shares hereby registered. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     The registration effected hereby is being effected pursuant to certain registration rights previously granted by the Company to the Selling Stockholder at the time of the Acquisition. The Company has agreed to bear all expenses (other than underwriting discounts and commissions of any underwriters, brokers, sellers or agents retained by the Selling Stockholder) in connection with the registration and sale of the Shares being offered by the Selling Stockholder.

                          LEGAL MATTERS

     The validity of the Shares will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. Edwin Heller (whose professional corporation retired as a partner of Fried, Frank, Harris, Shriver & Jacobson in September
1996) is of counsel to Fried, Frank, Harris, Shriver & Jacobson and a director of the Company.

                             EXPERTS

     The annual consolidated financial statements of the Company incorporated by reference in the Registration Statement, of
which this Prospectus forms a part, have been audited by
Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report
thereon, and have been so incorporated in reliance upon the
authority of such firm as experts in accounting and auditing.
===========================================================================


                             PART II
           INFORMATION NOT REQUIRED IN THE PROSPECTUS



  ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  SEC registration fee                        $1,934,00
  Legal fees and expenses                          *
  Accounting fees and expenses                     *
  Miscellaneous                                    *
        Total                                 $    *
                                              ==========

  _______________

      *To be provided by amendment.



  ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.

       Article SIXTH of the Certificate of Incorporation of the Company provides that the Company may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Article VIII of the Company's Bylaws provides that the Company shall indemnify its directors and officers against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were such directors or officers, provided that such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company; except that in the case of actions brought by or in the right of the Company to procure a judgment in its favor, no indemnification is permitted in respect to any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to the Company unless the court in which the action was brought determines that such person is entitled to indemnification. The Company's Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. In addition, the Company has entered into indemnity agreements with certain of its directors and executive officers, whereby such individuals are indemnified by the Company up to an aggregate limit of $5,000,000 for any claims made against such individual based on any act, omission or breach of duty committed while acting as a director or officer, except, among other things, cases involving dishonesty or improper personal benefit. The Company also maintains an insurance policy pursuant to which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.

       Article SEVENTH of the Certificate of Incorporation provides that a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

  ITEM 16.  EXHIBITS

  NUMBER                   DESCRIPTION                    PAGE NO.
  ------                   -----------                    --------

    3.1       Certificate of Amendment of Restated
              Certificate of Incorporation of
              Countrywide Credit Industries, Inc.
              (incorporated by reference to Exhibit
              4.1 to the Company's Quarterly Report
              on Form 10-Q dated August 31, 1987).
    3.2       Restated Certificate of Incorporation
              of Countrywide Credit Industries,
              Inc. (incorporated by reference to
              Exhibit 4.2 to the Company's
              Quarterly Report on Form 10-Q dated
              August 31, 1987).
    3.3       Bylaws of Countrywide Credit
              Industries, Inc., as amended and
              restated (incorporated by reference
              to Exhibit 3 to the Company's Current
              Report on Form 8-K dated February 10,
              1988).
    4.4       Rights Agreement, dated as of
              February 11, 1988, between
              Countrywide Credit Industries, Inc.
              and Bank of America NT & SA, as
              Rights Agent (incorporated by
              reference to Exhibit 4 to the
              Company's Registration Statement on
              Form 8-A filed pursuant to Section 12
              of the Securities Exchange Act of
              1934 on February 12, 1988).
    5.1       Opinion of Fried, Frank, Harris,               *
              Shriver & Jacobson as to the validity
              of the Shares
   23.1       Consent of Grant Thornton LLP
   23.2       Consent of Fried, Frank, Harris,
              Shriver & Jacobson (included in
              Exhibit 5.1)
   24.1       Power of Attorney (included elsewhere
              in this Registration Statement)

_______________

    *To be filed by amendment.


ITEM 17.  UNDERTAKINGS

   (a)    The undersigned Registrant, hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section
                   10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which would remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions permitted under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Countrywide Credit Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 27th day of January, 1997.

                              COUNTRYWIDE CREDIT INDUSTRIES, INC.

                              By:     /s/ DAVID S. LOEB
                                   ------------------------------
                                         David S. Loeb
                                    Chairman of the Board of
                                     Directors and President



                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Loeb, Angelo R. Mozilo, Stanford L. Kurland and Carlos M. Garcia, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                    TITLE                 DATE



       /S/ DAVID S. LOEB        Chairman of the Board   January 27, 1997
------------------------------- of Directors and
         David S. Loeb          President (Principal
                                Executive Officer);
                                Director

     /S/ ANGELO R. MOZILO       Executive Vice          January 27, 1997
------------------------------- President and Vice
       Angelo R. Mozilo         Chairman of the Board
                                of Directors;
                                Director
     /S/ CARLOS M. GARCIA       Managing                January 27, 1997
------------------------------- Director-Finance,
       Carlos M. Garcia         Chief Financial
                                Officer and Chief
                                Accounting Officer
                                (Principal Financial
                                and Accounting
                                Officer)

     /S/ ROBERT J. DONATO       Director                January 27, 1997
-------------------------------
       Robert J. Donato


        /S/ BEN M. ENIS         Director                January 27, 1997
-------------------------------
          Ben M. Enis


       /S/ EDWIN HELLER         Director                January 27, 1997
-------------------------------
         Edwin Heller


     /S/ HARLEY W. SNYDER       Director                January 27, 1997
-------------------------------
       Harley W. Snyder